Exhibit 4.33

LOAN AGREEMENT AMENDMENT

This amendment (the “Amendment”) is made between _______________ (“Lender”) and Tanzanian Royalty Exploration Corporation, an Alberta corporation (“Borrower”) (each a “Party” and collectively the “Parties”) pursuant to a loan agreement between the Borrower and the Lender dated ____________, if and as amended from time to time (the “Loan Agreement”). For good and valuable consideration, the receipt and sufficiency of which is hereby confirmed, the Parties wish to amend the Loan Agreement as follows:

INTERPRETATION

All words and expressions defined in the Loan Agreement have the same meaning when used herein. Reference to the Loan Agreement includes amendments thereto from time to time, including the amendments made by this Amendment. Headings are for reference only.

EFFECTIVE DATE

The provisions of the Loan Agreement are amended as set out in this Amendment effective as of _____________, 201__, notwithstanding the actual date of execution of this Amendment.

AMENDMENTS

Each reference to the repayment or conversion of the Loan, and/or any interest owing pursuant thereto, in or to common shares of the Borrower at a per share price of USD$____ and USD$____ in the Loan Agreement is hereby deleted and replaced with the per share price of USD$0.26 in each instance, effective immediately but not retroactively.

MISCELLANEOUS

This Amendment may be executed by the Parties in separate counterparts, each of which when so executed and delivered (including by facsimile transmission or as a pdf attachment to an e-mail) shall constitute an original, but all such counterparts when taken together shall constitute one and the same instrument.

Except as set forth in this Amendment, the Loan Agreement is unaffected and shall continue in full force and effect in accordance with its terms

TANZANIAN ROYALTY EXPLORATION	LENDER
CORPORATION

Per: _____________________________
Authorized Signatory	Signature
Name: